Exhibit 10.1

CONAGRA BRANDS, INC.

Performance-Based Restricted Stock Units Agreement

This PERFORMANCE-BASED RESTRICTED STOCK UNITS AGREEMENT (this “Agreement”) is made as of April 15, 2019, by and between Conagra Brands, Inc., a Delaware corporation (the “Company”), and                  (the “Grantee”).

1.    Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Conagra Brands, Inc. 2014 Stock Plan, as amended, as of the date first written above (the “Plan”).

2.    Grant of PBRSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, pursuant to authorization under a resolution of the Committee, the Company has granted to the Grantee as of April 15, 2019 (the “Date of Grant”)                  performance-based Restricted Stock Units (“PBRSUs”). Subject to the degree of attainment of the performance metrics and goals established for the PBRSUs, as approved by the Committee and attached hereto as Exhibit A (the “Performance Goals”), the Grantee may earn from 0% to 500% of the PBRSUs (such earned PBRSUs, rounded down to the nearest whole earned PBRSU, the “Earned PBRSUs”). In all cases, the Earned PBRSUs will be limited to a maximum number of earned PBRSUs (rounded down to the nearest whole earned PBRSU, the “Maximum PBRSU Limit”) equal in value, based on the Fair Market Value per share of Stock as of the Vesting Date, to $                . Each Earned PBRSU shall represent the right of the Grantee to receive one share of Stock subject to and upon the terms and conditions of this Agreement.

3.    Payment of PBRSUs. The PBRSUs will become payable in accordance with the provisions of Section 6 of this Agreement if the Grantee’s right to receive payment for the PBRSUs becomes nonforfeitable (“Vest,” “Vesting” or “Vested”) in accordance with Section 5 of this Agreement.

4.    Restrictions on Transfer of PBRSUs. Subject to Section 11.1 of the Plan, neither the PBRSUs evidenced hereby nor any interest therein or in the shares of Stock underlying such PBRSUs shall be transferable prior to payment to the Grantee pursuant to Section 6 hereof other than by will or pursuant to the laws of descent and distribution.

5.    Vesting of PBRSUs.

(a)

Normal Vesting. The performance period for the PBRSUs covered by this Agreement shall begin on the Date of Grant and conclude on May 27, 2022 (the “Performance Period”). Subject to the terms and conditions of this Agreement, the PBRSUs shall vest (if at all) to the extent that the Performance Goals for these PBRSUs are achieved, subject to the Grantee remaining in Continuous Employment throughout the entire Performance Period. The extent to which the Performance Goals for these PBRSUs have been achieved shall be determined by the Committee, based on application of the provisions of Exhibit A. The date on which the Committee shall have determined and certified the extent that the

Performance Goals have been achieved shall be deemed the “Vesting Date” hereunder, and the Vesting Date shall be no later than June 15, 2022. Any PBRSUs that do not Vest will be forfeited, including, except as provided in Section 5(b) through Section 5(e) below, if the Grantee ceases to be in the Continuous Employment of the Company or a Subsidiary prior to the end of the Performance Period. For purposes of this Agreement, “Continuous Employment” (or substantially similar terms) means the absence of any interruption or termination of employment with the Company and the performance of substantial services. Continuous Employment shall not be considered interrupted or terminated in the case of sick leave, short-term disability (as defined in the Company’s sole discretion), military leave or any other leave of absence approved by the Company unless and until the Grantee has a Separation from Service.

(b)

Death. Notwithstanding Section 5(a) above, in the event of the Grantee’s death prior to the end of the Performance Period at a time when the PBRSUs have not otherwise been forfeited (to the extent the PBRSUs have not previously Vested), the Grantee shall Vest (subject to the Maximum PBRSU Limit) in 100% of the PBRSUs (without pro-ration), which amount (subject to rounding) will be considered the Earned PBRSUs for purposes of this Agreement.

(c)

Disability or Involuntary Termination of Employment. Notwithstanding Section 5(a) above, in the event of the Grantee’s termination due to Disability or the Grantee’s involuntary termination of employment by the Company (which results in severance or supplemental unemployment payments from the Company), in either case prior to the end of the Performance Period at a time when the PBRSUs have not otherwise been forfeited (to the extent the PBRSUs have not previously Vested), the Grantee shall Vest (subject to the Maximum PBRSU Limit) in (i) in the case of such Disability, a pro-rated portion of 100% of the PBRSUs, or (ii) in the case of such involuntary termination, a pro-rated portion of the PBRSUs earned for the full Performance Period based upon actual performance as if the Grantee had not terminated due to such involuntary termination. In each case, the pro-rated portion will be determined based upon the number of calendar days of service completed by the Grantee with the Company or a Subsidiary during the Performance Period as of the Grantee’s termination date compared to the entire Performance Period, and the pro-rated amount (subject to rounding) in each case will be considered the Earned PBRSUs for purposes of this Agreement. For purposes of this Agreement, “Disability” means that the Grantee, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under the Company’s long-term disability plan.

(d)	Retirement. Notwithstanding Section 5(a) above, in the event of the Grantee’s termination due to:

(i)

Early Retirement prior to the end of the Performance Period at a time when the PBRSUs have not otherwise been forfeited (to the extent the PBRSUs have not previously Vested), the Grantee shall Vest (subject to the Maximum PBRSU Limit) in a pro-rated portion of the PBRSUs earned for the full Performance Period based upon actual performance as if the Grantee had not terminated due to Early Retirement (with the pro-rated portion determined based upon the number of calendar days of service completed by the Grantee with the Company or a Subsidiary during the Performance Period as of the Grantee’s termination date compared to the entire Performance Period), which pro-rated amount (subject to rounding) will be considered the Earned PBRSUs for purposes of this Agreement. For purposes of this Agreement, “Early Retirement” means termination of employment from the Company and its Subsidiaries on or after the date the Grantee has at least 10 years of credited service with the Company or a Subsidiary and has attained age 55. If at the time of the Grantee’s Early Retirement circumstances exist that would allow the Company to terminate the Grantee for Cause, the Grantee, for purposes of this Agreement, shall instead be deemed to have terminated employment prior to the end of the Performance Period under Section 5(a) above; or

(ii)

Normal Retirement prior to the end of the Performance Period at a time when the PBRSUs have not otherwise been forfeited (to the extent the PBRSUs have not previously Vested), the Grantee shall Vest (subject to the Maximum PBRSU Limit) in the PBRSUs earned for the full Performance Period based upon actual performance as if the Grantee had not terminated due to Normal Retirement (without pro-ration), which amount (subject to rounding) will be considered the Earned PBRSUs for purposes of this Agreement. For purposes of this Agreement, “Normal Retirement” means termination of employment from the Company and its Subsidiaries on or after the Grantee (A) attaining age 65, or (B) attaining age 60 with at least five years of credited service with the Company or a Subsidiary. If at the time of the Grantee’s Normal Retirement circumstances exist that would allow the Company to terminate the Grantee for Cause, the Grantee, for purposes of this Agreement, shall instead be deemed to have terminated employment prior to the end of the Performance Period under Section 5(a) above.

(e)	Change of Control.

(i)

If a Change of Control occurs prior to the end of the Performance Period, and the Grantee has not yet Vested in or forfeited such Grantee’s PBRSUs as of the date of such Change of Control, then in lieu of determining the amount of the Grantee’s Earned PBRSUs at the end of the original Performance Period, the Grantee’s Earned PBRSUs shall be the Change of Control Value, which shall be determined for the Grantee as of the Change of Control. The “Change of Control Value” shall mean the volume weighted average per share price of the Company’s Stock on the

New York Stock Exchange for the five business days immediately preceding the closing date of the Change of Control multiplied by the number of Grantee’s PBRSUs that would have been earned for the full Performance Period (subject to rounding and the Maximum PBRSU Limit), based on the greater of (x) Company performance under the Performance Goals, calculated as if the Performance Period ended on the trading day immediately prior to the date of the Change of Control and (y) 100% of the PBRSUs.

(ii)

Notwithstanding Section 5(a) above, in the event of a Change of Control prior to the end of the Performance Period at a time when the PBRSUs have not otherwise been forfeited (to the extent the PBRSUs have not previously Vested):

(A)

If the Grantee terminates employment with the Successor Company on the date of the Change of Control, the Change of Control Value will be paid in cash to the Grantee in full satisfaction of the PBRSUs on the date of the Change of Control; provided, however, that if such Change of Control would not qualify as a permissible date of distribution under Code Section 409(a)(2)(A)(v), and the regulations thereunder, and where Code Section 409A applies to such distribution, the Grantee will be entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Section 6 below as though such Change of Control had not occurred.

(B)

If the Grantee continues employment with the Successor Company after the Change of Control through the end of the Performance Period, the Change in Control Value will be paid in cash to the Grantee on the date that would have otherwise applied pursuant to Section 6 below as though such Change of Control had not occurred.

(C)

If the Grantee continues employment with the Successor Company after the Change of Control, but the Grantee dies prior to the end of the Performance Period, the Change in Control Value will be paid in cash to the Grantee within 2-1/2 months after the Grantee’s death.

(D)

If the Grantee continues employment with the Successor Company after the Change of Control, but (1) the Grantee’s employment with the Successor Company is terminated by the Grantee for Good Reason or by the Successor Company other than for Cause, (2) the Grantee terminates employment with the Successor Company due to retirement, or (3) the Grantee’s employment with the Successor Company is terminated due to disability, in each case within a period of two years after the Change of Control but prior to the end of the Performance Period, the Change in Control Value will be paid in cash to the Grantee within 30 days of the date of such termination provided, however, that if such Change of Control would not qualify as a permissible date of distribution under Code Section 409(a)(2)(A)(v), and the regulations thereunder, and where Code Section 409A applies to such distribution, the Grantee will be entitled to receive the corresponding payment on the date that would have otherwise applied pursuant to Section 6 below as though such Change of Control had not occurred.

(iii)	For purposes of this Agreement, the following definitions apply:

(A)	“Successor Company” means the Company, the Company’s successor following a Change of Control, or a company that is an affiliate of a Successor Company and has U.S. publicly traded equity securities.

(B)

“Cause” means: (1) the willful and continued failure by the Grantee to substantially perform the Grantee’s duties with the Successor Company (other than any such failure resulting from termination by the Grantee for Good Reason) after a demand for substantial performance is delivered to the Grantee that specifically identifies the manner in which the Successor Company believes that the Grantee has not substantially performed the Grantee’s duties, and the Grantee has failed to resume substantial performance of the Grantee’s duties on a continuous basis within five days of receiving such demand; (2) the willful engaging by the Grantee in conduct that is demonstrably and materially injurious to the Successor Company, monetarily or otherwise; or (3) the Grantee’s conviction of a felony or conviction of a misdemeanor that impairs the Grantee’s ability substantially to perform the Grantee’s duties with the Successor Company. For the purposes of this definition, no act, or failure to act, on the Grantee’s part shall be deemed “willful” unless done, or omitted to be done, by the Grantee not in good faith and without reasonable belief that the Grantee’s action or omission was in the best interest of the Successor Company. Notwithstanding anything in the Plan or this Agreement to the contrary, nothing in the Plan or this Agreement prevents the Grantee from providing, without prior notice to the Company, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations and, for purpose of clarity, the Grantee is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Act.

(C)

“Good Reason” means: (1) any material failure of the Successor Company to comply with and satisfy any of the terms of any employment or change in control (or similar) agreement between the Successor Company and the Grantee pursuant to which the Grantee provides services to the Successor Company; (2) any significant involuntary reduction of the authority, duties or responsibilities held by the Grantee immediately prior to the Change of Control (and, for the avoidance of doubt, involuntary removal of the Grantee from an officer position that the Grantee holds immediately prior to the Change of Control will not, by itself, constitute a significant involuntary reduction of the authority, duties or responsibilities held by the Grantee immediately prior to the Change of Control); (3) any material involuntary reduction in the aggregate remuneration of the Grantee as in effect immediately prior to the Change of Control; or (4) requiring the Grantee to become based at any office or location more than the minimum number of miles required by the Code for the Grantee to claim a moving expense deduction, from the office or location at which the Grantee was based immediately prior to such Change of Control, except for travel reasonably required in the performance of the Grantee’s responsibilities; provided, however, that no termination shall be deemed to be for Good Reason unless (x) the Grantee provides the Successor Company with written notice setting forth the specific facts or circumstances constituting Good Reason within 90 days after the initial existence of the occurrence of such facts or circumstances, and (y) the Successor Company has failed to cure such facts or circumstances within 30 days of its receipt of such written notice.

(f)

For purposes of this Agreement, “Separation from Service,” “termination of employment” and similar terms mean the date that the Grantee “separates from service” within the meaning of Code Section 409A. Generally, a Grantee separates from service if and only if the Grantee dies, retires, or otherwise has a termination of employment with the Company determined in accordance with Code Section 409A and the following:

(i)

Leaves of Absence. The employment relationship is treated as continuing intact while the Grantee is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or, if longer, so long as the Grantee retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Grantee will return to perform services for the Company. If the period of leave exceeds six months and the Grantee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Grantee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 12-month period of absence shall be substituted for such six-month period.

(ii)

Dual Status. Generally, if a Grantee performs services both as an employee and an independent contractor, such Grantee must separate from service both as an employee and as an independent contractor, pursuant to standards set forth in Treasury Regulations, to be treated as having a separation from service. However, if a Grantee provides services to the Company as an employee and as a member of the Board, and if any plan in which such person participates as a Board member is not aggregated with this Agreement pursuant to Treasury Regulation Section 1.409A-1(c)(2)(ii), then the services provided as a director are not taken into account in determining whether the Grantee has a separation from service as an employee for purposes of this Agreement.

(iii)

Termination of Employment. Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and the Grantee reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Grantee would perform after such date (whether as an employee or as an independent contractor except as provided in (ii) above) would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or an independent contractor, except as provided in (ii) above) over the immediately preceding 36-month period (or the full period of services to the Company if the Grantee has been providing services to the Company less than 36 months). For periods during which a Grantee is on a paid bona fide leave of absence and has not otherwise terminated employment as described above, for purposes of this paragraph (iii), the Grantee is treated as providing bona fide services at a level equal to the level of services that the Grantee would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which a Grantee is on an unpaid bona fide leave of absence and has not otherwise terminated employment are disregarded for purposes of this paragraph (iii) (including for purposes of determining the applicable 36-month (or shorter) period).

(iv)

Service with Related Companies. As used in connection with the definition of “Separation from Service,” the Company includes the Company and any other entity that with the Company constitutes a controlled group of corporations (as defined in Code Section 414(b)), or a group of trades or businesses (whether or not incorporated) under common control (as defined in Code Section 414(c)), substituting 25% for the 80% ownership level for purposes of both Code Sections 414(b) and 414(c).

6.    Form and Time of Payment of PBRSUs.

(a)	Except as set forth in Section 5(e) above, payment for the PBRSUs, after and to the extent they have Vested, shall be made in the form of shares of Stock.

(b)	Except as provided in Section 6(c) below, Earned PBRSUs shall be paid in the calendar year in which the Performance Period ends.

(c)

Notwithstanding Section 6(b) above, to the extent the PBRSUs are considered Earned PBRSUs on the dates described in this Section 6(c) as provided under the terms of this Agreement, and to the extent the Earned PBRSUs have not previously been paid, the Company will pay the Earned PBRSUs as follows:

(i)	Within 2-1/2 months after the Grantee’s death; or

(ii)	In the event of a Change of Control, Earned PBRSUs will be paid in accordance with Section 5(e) above.

(d)	Except to the extent provided by Code Section 409A and permitted by the Committee, no Stock may be issued to the Grantee at a time earlier than otherwise expressly provided in this Agreement.

(e)	The Company’s obligations to the Grantee with respect to the PBRSUs will be satisfied in full upon the issuance or transfer of Stock or cash corresponding to the Earned PBRSUs.

7.    Dividend Equivalents; Voting and Other Rights.

(a)

The Grantee shall have no rights of ownership in the Stock underlying the PBRSUs and no right to vote any Stock underlying the PBRSUs until the date on which any Stock underlying the PBRSUs is issued or transferred to the Grantee pursuant to Section 6 above.

(b)

Upon the payment of Earned PBRSUs, but subject to the Maximum PBRSU Limit, the Grantee shall receive additional shares of Stock or additional cash, as applicable, representing dividend equivalents. The amount of dividend equivalents for each Earned PBRSU shall equal the dividends paid on one share of Stock during the period between the beginning of the Performance Period and the date of payment.

(c)

The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to deliver Stock or cash in the future, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

8.    Adjustments. The PBRSUs and the number of shares of Stock issuable for each PBRSU and the other terms and conditions of the grant evidenced by this Agreement are subject to mandatory adjustment, including as provided in Section 5.5 of the Plan. No other adjustments are permitted.

9.    Withholding Taxes. As a condition of any payment made to or any benefit realized by the Grantee or any other person under this Agreement, to the extent that the Company is required to withhold federal, state, local or foreign taxes or other amounts in connection with such payment or benefit, the Company shall withhold any such taxes or other amounts at the maximum applicable level in accordance with applicable law, rules and regulations then in effect.

10.    Noncompetition. In consideration for receiving this award, the Grantee agrees that, from the Date of Grant until the earlier to occur of the one-year anniversary of (a) the Grantee’s termination of employment for any reason and (b) the Vesting Date (the “Restricted Period”), the Grantee shall not be an executive officer, board member, 5% or greater owner or partner, or employee of a food company that materially competes with the Company and has annual revenues over $1 billion. The Grantee agrees that retention of the benefits of this award are subject to the covenant contained in this Section 10, and that any breach of the covenant contained in this Section 10 will irreparably injure the Company, and accordingly the Company may, in addition to pursing any other remedies available at law or in equity, obtain injunctive relief against the Grantee from any court having jurisdiction over the matter located in the State of Illinois, restraining any further violation of such provisions by the Grantee. The parties mutually agree to submit themselves to the jurisdiction of such courts and waive any objection on the basis of jurisdiction or venue. Any other dispute over such covenant, including the ultimate merits of such a dispute, shall be decided in arbitration with the Company. The Grantee acknowledges and agrees that the provisions contained in this Section 10 are reasonable and valid in duration and scope and in all other respects. If any court of competent jurisdiction as set forth above or panel of arbitrators selected by the parties determines that any provision of this Section 10 is unenforceable because of the duration or scope of such provision, such court/panel shall have the power to reduce the scope or duration of such provision, or otherwise amend or restate such provision, as the case may be, and, in its reduced, amended, or restated form, such provision shall then be enforceable. The parties agree that such reduction, amendment, or restatement should be consistent with the parties’ intention that the Company’s legitimate business interests in fair competition, and in the preservation of the Company’s goodwill and proprietary information, be protected.

11.    Compliance With Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

12.    Compliance With or Exemption From Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the

Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by the Company without the consent of the Grantee). If the PBRSUs become payable on the Grantee’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code and the Grantee is a “specified employee” as determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code, then, to the extent necessary to comply with Section 409A of the Code and avoid any additional taxes thereunder, payment for the PBRSUs shall be made on the earlier of the first business day of the seventh month after the date of the Grantee’s “separation from service” with the Company and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code or the Grantee’s death.

13.    Interpretation. Any reference in this Agreement to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service. The grant of the PBRSUs under this Agreement is not a Qualified Performance-Based Award, is not intended to be exempt from Code Section 162(m), and is not subject to any discretionary reduction in payout amount by the Committee.

14.    No Right to Future Awards or Employment. The grant of the PBRSUs under this Agreement to the Grantee is a voluntary, discretionary award being made on a one-time basis and it does not constitute a commitment to make any future awards. The grant of the PBRSUs and any payments made hereunder will not be considered salary or other compensation for purposes of any severance pay or similar allowance, except as otherwise required by law. Nothing contained in this Agreement shall confer upon the Grantee any right to be employed or remain employed by the Company or any of its Subsidiaries, nor limit or affect in any manner the right of the Company or any of its Subsidiaries to terminate the employment or adjust the compensation of the Grantee.

15.    Relation to Other Benefits. Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or any of its Subsidiaries and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or any of its Subsidiaries.

16.    Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect the rights of the Grantee under this Agreement without the Grantee’s written consent, and (b) the Grantee’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code or Section 10D of the Act.

17.    Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

18.    Relation to Plan. This Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement. Notwithstanding anything in this Agreement to the contrary, Grantee acknowledges and agrees that this Agreement and the award described herein are subject to the terms and conditions of the Company’s clawback policy (if any) as may be in effect from time to time, including any clawback policy intended specifically to implement Section 10D of the Act and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Stock may be traded) (the “Compensation Recovery Policy”), and that relevant sections of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

19.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the PBRSUs and the Grantee’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

20.    Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

21.    Successors and Assigns. Without limiting Section 4 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

22.    Acknowledgement. The Grantee acknowledges that the Grantee (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

23.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

CONAGRA BRANDS, INC.

By:
Name:
Title:

Grantee Acknowledgment and Acceptance

By:
Name:
Title:

Exhibit A

PBRSU Performance Goals

Capitalized terms used in Exhibit A that are not specifically defined have the meanings assigned to them in the Agreement or the Plan.

1.	Definitions. For purposes hereof:

(a)	“Relative Total Shareholder Return” or “RTSR” means the Company’s Total Shareholder Return as compared to the median Total Shareholder Return of the S&P 500 Index.

(b)

“Total Shareholder Return” means, with respect to both the Stock and the S&P 500 Index (and its median), a rate of return reflecting annualized stock price appreciation, plus the reinvestment of dividends in additional shares of stock, from the beginning of the Performance Period through the end of the Performance Period. Except as otherwise specified in the Agreement with respect to a Change of Control, for purposes of calculating Total Shareholder Return for each of the Company and the S&P 500 Index (and its median), the beginning stock price will be based on the average closing price on the principal stock exchange on which the stocks then trade for the last 20 trading days prior to the first day of the Performance Period, and the ending stock price will be based on the average closing price on the principal stock exchange on which the stocks then trade for the last 20 trading days prior to and including the last day of the Performance Period.

2.

Performance Matrix. Subject to the Maximum PBRSU Limit, and subject to Section 4 of this Exhibit A, as an initial measurement, from 0% to 400% of the PBRSUs will be initially-earned based on achievement with respect to Total Shareholder Return performance for the Stock during the Performance Period as follows (such initially-earned amount, the “Initially-Earned PBRSUs”):

Performance Level	Total Shareholder Return for the Stock	Initially-Earned PBRSUs
Below Threshold	Below 12.20%	0%
Threshold	12.20%	100%
Maximum	23.86% or above	400%

3.

Number of Initially-Earned PBRSUs. At the applicable time provided for under the Agreement, and subject to Section 4 of this Exhibit A, as an initial measurement, the Committee shall determine the Total Shareholder Return performance for the Stock and the extent to which such performance has satisfied the Total Shareholder Return goals for the Performance Period, and as a result shall determine the number of Initially-Earned PBRSUs on the basis of the following:

(a)	Below Threshold. If the Total Shareholder Return for the Stock falls below the Threshold level, as set forth in the Performance Matrix, no PBRSUs shall become Initially-Earned PBRSUs.

(b)

Threshold. If the Total Shareholder Return for the Stock equals the Threshold level, as set forth in the Performance Matrix, 100% of the PBRSUs (rounded down to the nearest whole number of PBRSUs) shall become Initially-Earned PBRSUs.

(c)

Between Threshold and Maximum. If the Total Shareholder Return for the Stock exceeds the Threshold level, but is less than the Maximum level, as set forth in the Performance Matrix, a portion between 100% and 400% (determined on the basis of straight-line mathematical interpolation) of the PBRSUs (rounded down to the nearest whole number of PBRSUs) shall become Initially-Earned PBRSUs.

(d)

Equals or Exceeds Maximum. If the Total Shareholder Return for the Stock equals or exceeds the Maximum level, as set forth in the Performance Matrix, 400% of the PBRSUs shall become Initially-Earned PBRSUs.

4.

RTSR Adjustment. Notwithstanding anything in this Exhibit A to the contrary, the final number of Earned PBRSUs (subject to the Maximum PBRSU Limit) under the Agreement shall be determined by adjusting, if applicable, the Initially-Earned PBRSUs in accordance with the table below, based on RTSR:

Adjustment Trigger	Initially-Earned PBRSU Adjustment
Company’s Total Shareholder Return is less than or equal to the median Total Shareholder Return of the S&P 500 Index	No change to Initially-Earned PBRSUs

Company’s Total Shareholder Return exceeds the median Total Shareholder Return of the S&P 500 Index and Total Shareholder Return for the Stock meets or exceeds 15.79%	Increase Initially-Earned PBRSUs by 25%